UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

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TESLA, INC.

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On July 10, 2020, Tesla, Inc. issued the press release set forth below:

UPDATE ON TESLA’S 2020 ANNUAL MEETING OF STOCKHOLDERS; BATTERY DAY

New Date and Location

Tesla, Inc. (“Tesla”) announced today that its 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) will be held in person on Tuesday, September 22, 2020, at 2:30 p.m. Pacific Time, at Tesla’s Fremont Factory located at 45500 Fremont Blvd, Fremont, CA 94538. Eligible stockholders may also attend Tesla’s separate Battery Day presentation, which will be held on the same day, with additional details to be announced at a later time. No formal stockholder business will be conducted at such presentation. Tesla intends to webcast both events live.

Additional Information

Further details regarding the 2020 Annual Meeting will be provided in additional proxy materials to be filed with the Securities and Exchange Commission. Stockholders who have previously sent in proxies, or voted by telephone or by Internet, will be asked to submit new proxies or vote by telephone or Internet in advance of the 2020 Annual Meeting by one of the methods described in the additional proxy materials to be distributed, and such previously sent proxies or votes will not be counted.  Stockholder proposals intended for inclusion in Tesla’s definitive proxy statement for the 2020 Annual Meeting pursuant to Rule 14a-8 must be received by Tesla’s Corporate Secretary at shareholdermail@tesla.com no later than July 20, 2020 (which Tesla believes is a reasonable time before it begins to print and send its proxy materials). Tesla will continue to monitor public health and travel safety protocols required or recommended by federal, state and local governments. If necessary or advisable to protect our personnel and stockholders, we will change the date, time, location and/or format of the 2020 Annual Meeting. If we do so, we will publicly announce any such changes in advance.

Investor Relations Contact:

ir@tesla.com